Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP REPORTS THIRD QUARTER 2011 RESULTS

CHESTER, WV — November 3, 2011 — MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the third quarter and nine months ended September 30, 2011.  See attached tables, including reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

For the third quarter of 2011, the Company’s total net revenues were $115.6 million, a decline of 3% compared to $119.1 million in the same period of 2010.  Adjusted EBITDA from continuing operations was $23.3 million, down 1% compared to $23.5 million in the third quarter of 2010.  The third quarter 2011 Adjusted EBITDA margin was 20.1% compared to 19.7% in the prior-year quarter. During the third quarter of 2011, Presque Isle Downs & Casino recorded a charge of $5.8 million which represents an estimate of its obligations associated with the Company’s estimated proportionate assessment of amounts due under an Administrative Order executed by the Pennsylvania Gaming Control Board on July 11, 2011 and other related assessments. The Administrative Order provides for annual assessments against each of the Pennsylvania casino operators to be used for the repayment of certain borrowings of the Pennsylvania Gaming Control Board and other related agencies responsible for the oversight of the gaming industry.  The repayment of such assessment will occur over at least a ten year period.  This amount has been excluded from the Company’s Adjusted EBITDA as detailed in the attached Selected Financial Information.

The Company reported a net loss of $41.5 million for the quarter, or $1.49 per diluted share, which included a $34.4 million pre-tax loss on debt extinguishment associated with MTR’s recent debt refinancing and the aforementioned $5.8 million gaming assessment costs.  Absent the $34.4 million pre-tax loss on debt extinguishment and the $5.8 million charge of gaming assessment costs, the net loss would have been $1.4 million, or $0.05 per diluted share. In the same period last year, the Company reported net income of $1.5 million, or $0.05 per diluted share.

Net revenues at Presque Isle Downs & Casino decreased 5% to $54.7 million during the third quarter of 2011 compared to $57.7 million during the third quarter of 2010.  Table gaming at Presque Isle Downs generated $5.4 million of revenues compared to $5.1 million in the prior-year period, while slot revenue declined by $2.6 million compared to the same quarter of 2010. The decrease in slot revenue was primarily attributable to complex road construction and traffic delays on each of the casino’s primary feeder highways, as well as increased competitive pressures and weak economic conditions. The property generated Adjusted EBITDA of $12.7 million (exclusive of the $5.8 million charge of gaming assessment costs) compared to $13.8 million in the same quarter of

2010, with the Adjusted EBITDA margin decreasing to 23.3% compared to 23.9% in the prior-year period.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 1% to $59.4 million in the third quarter of 2011 compared to $59.9 million in the third quarter of 2010.  Table gaming at Mountaineer generated $8.2 million of revenues compared to $8.1 million in the prior-year period, while revenues from slots remained flat at $43.9 million during both comparable quarters.  The property saw Adjusted EBITDA decline to $12.9 million from $13.3 million in the comparable quarter of 2010.  The Adjusted EBITDA margin at Mountaineer decreased to 21.7% compared to 22.2% in the prior-year quarter.

Corporate overhead costs decreased 35% to $2.2 million during the second quarter of 2011 compared to $3.4 million in the prior-year period due principally to the absence of $1.4 million of severance costs that were incurred in the prior-year period.

“Our third quarter operating results were affected by tentative consumer spending habits and increased competition in our core markets, yet we are keeping our overall Adjusted EBITDA margin figures strong by keeping a close eye on our cost structure and marketing programs,” said Jeffrey J. Dahl, President and Chief Executive Officer of MTR Gaming Group, Inc.  “In addition, during the third quarter, we successfully refinanced our debt, which will allow us to fund our new video lottery gaming facility at Scioto Downs.  We are continuing our preparation efforts for submitting the license application and VLT-related construction at Scioto Downs, working towards finalizing the necessary remaining agreements and monitoring the progress of the recently filed litigation challenging the operation of VLTs at Ohio’s racetracks.  We are eager to complete this project, which is expected to be a significant component of stockholder value.  Further, we were pleased to open our poker room at Presque Isle Downs & Casino last month, which we expect to drive additional traffic to our Erie facility.  We also continue to maintain our focus on streamlining our expenses at our existing properties.”

For the nine months ended September 30, 2011, MTR’s total net revenues decreased 2% to $324.5 million compared to $330.1 million in the prior-year period.  Adjusted EBITDA from continuing operations increased 4% to $62.6 million (which includes $1.8 million received from a mineral rights lease bonus payment) from $60.2 million (which includes $1.1 million of project-opening costs and $1.4 million of severance costs) in the same period last year.  The 2011 year-to-date net loss was $44.4 million, or $1.60 per diluted share, and includes income tax expense of approximately $2.7 million attributable to an increase in the valuation allowance on deferred tax assets, a $34.4 million pre-tax loss on debt extinguishment associated with MTR’s refinancing and the $5.8 million of gaming assessment costs, as previously discussed.  Absent the $34.4 million pre-tax loss on debt extinguishment and the $5.8 million gaming assessment costs, the net loss would have been $4.3 million, or $0.15 per diluted share. In the same period last year, the Company reported net loss of $2.3 million, or $0.08 per diluted share, which included a loss of $0.1 million from discontinued operations.

Balance Sheet and Liquidity

As of September 30, 2011, MTR had $64.7 million in cash and cash equivalents,  $130.0 million of funds that are separately maintained for Scioto Downs’ construction, and $548.7 million in total debt, net of discounts.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on the sale or disposal of property, loss on asset impairment, loss on debt modification and extinguishment, other gaming assessment costs and equity in loss of unconsolidated joint venture, to the extent that such items existed in the periods presented.  Adjusted EBITDA margin represents the calculation of Adjusted EBITDA divided by net revenues. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered as an alternative to, or more meaningful than, net income (loss) or income (loss) from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Management of the Company uses Adjusted EBITDA as the primary measure of the Company’s operating performance and as a component in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, and debt principal repayments, which can be significant. Moreover, other companies that provide EBITDA and/or Adjusted EBITDA information may calculate EBITDA and/or Adjusted EBITDA differently than we do. A reconciliation of GAAP income (loss) from continuing operations and GAAP income (loss) from discontinued operations to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments later today at 4:30 p.m. EDT.  Interested parties may participate in the call by dialing (877) 856-1961.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #2628459).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

A replay of the call will be available two hours following the end of the call through midnight EST on Thursday, November 10, 2011 at www.mtrgaming.com and by telephone at (877) 870-5176; passcode 2628459.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Forward-Looking Statements

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our operations at Mountaineer, Presque Isle Downs and Scioto Downs, including the success and growth of table gaming at Presque Isle Downs and Mountaineer and the successful implementation of video lottery terminals at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer (including table gaming in Pennsylvania and casino gaming and video lottery terminals in Ohio) and Presque Isle Downs, the establishment of video lottery terminals at Scioto Downs, pending the receipt of required regulatory approval, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate (including the implementation of casino gaming in Cleveland and Columbus, Ohio and the implementation of video lottery terminals at racetracks in Ohio), changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, our ability to improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to fulfill our obligations and comply with the covenants associated with our various debt instruments and/or our ability to obtain additional debt and/or equity financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

John W. Bittner, Jr.

Executive Vice President and Chief Financial Officer

(724) 933-8122

Jbittner@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Revenues:
Gaming	$102,598	$104,937	$291,178	$296,528
Pari-mutuel commissions	3,898	4,117	8,277	9,064
Food, beverage and lodging	9,416	9,722	24,736	25,209
Other	2,689	2,911	8,449	6,776
Total revenues	118,601	121,687	332,640	337,577
Less promotional allowances	(2,962)	(2,540)	(8,144)	(7,449)
Net revenues	115,639	119,147	324,496	330,128

Operating expenses:
Expenses of operating departments:
Gaming:
Operating costs	62,923	65,054	180,077	184,661
Other gaming assessments	5,758	800	5,758	800
Pari-mutuel commissions	3,965	3,862	9,159	9,150
Food, beverage and lodging	6,688	6,439	18,031	18,022
Other	1,814	1,692	4,803	4,823
Marketing and promotions	3,440	3,588	9,678	9,987
General and administrative	13,389	14,735	39,971	41,954
Project opening costs	154	267	161	1,365
Depreciation	7,022	7,206	21,076	21,571
Impairment loss	—	40	—	40
(Gain) loss on the sale or disposal of property	(16)	(78)	(212)	45
Total operating expenses	105,137	103,605	288,502	292,418

Operating income	10,502	15,542	35,994	37,710

Other income (expense):
Interest income	54	10	70	22
Interest expense	(16,265)	(13,667)	(42,997)	(40,737)
Loss on debt extinguishment	(34,364)	—	(34,364)	—

(Loss) income from continuing operations before income taxes	(40,073)	1,885	(41,297)	(3,005)
(Provision) benefit for income taxes	(1,444)	(411)	(3,091)	832

(Loss) income from continuing operations	(41,517)	1,474	(44,388)	(2,173)

Discontinued operations:
Income (loss) from discontinued operations before income taxes and non-controlling interest	—	36	—	(193)
(Provision) benefit for income taxes	—	(12)	—	68
Income (loss) from discontinued operations before non- controlling interest	—	24	—	(125)
Non-controlling interest	—	—	—	(1)
Income (loss) from discontinued operations	—	24	—	(126)

Net (loss) income	$(41,517)	$1,498	$(44,388)	$(2,299)

Net (loss) income per share - basic:
(Loss) income from continuing operations	$(1.49)	$0.05	$(1.60)	$(0.08)
Income (loss) from discontinued operations	—	—	—	—
Net (loss) income	$(1.49)	$0.05	$(1.60)	$(0.08)

Net (loss) income per share - diluted:
(Loss) income from continuing operations	$(1.49)	$0.05	$(1.60)	$(0.08)
Income (loss) from discontinued operations	—	—	—	—
Net (loss) income	$(1.49)	$0.05	$(1.60)	$(0.08)

Weighted average number of shares outstanding:
Basic	27,880,204	27,587,760	27,800,075	27,513,558
Diluted	27,880,204	27,793,982	27,800,075	27,513,558

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

Net revenues:
Mountaineer Casino, Racetrack & Resort	$59,433	$59,880	$168,337	$180,376
Presque Isle Downs & Casino	54,739	57,722	153,643	146,957
Scioto Downs	1,446	1,525	2,452	2,678
Corporate	21	20	64	117
Consolidated net revenues	$115,639	$119,147	$324,496	$330,128

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$12,883	$13,272	$35,731	$39,439
Presque Isle Downs & Casino	12,744	13,769	34,829	30,634
Scioto Downs	(157)	(125)	(1,074)	(917)
Corporate	(2,204)	(3,406)	(6,870)	(8,990)
Consolidated Adjusted EBITDA from continuing operations	$23,266	$23,510	$62,616	$60,166

Adjusted EBITDA from discontinued operations	—	36	—	(191)

Consolidated Adjusted EBITDA	$23,266	$23,546	$62,616	$59,975

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA margin, non-GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010

ADJUSTED EBITDA FROM CONTINUING OPERATIONS:

Mountaineer Casino, Racetrack & Resort:
Income from continuing operations	$9,983	$6,775	$26,921	$20,977
Interest expense	6	32	24	133
(Benefit) provision for income taxes	(4)	3,235	(4)	8,117
Depreciation	2,955	3,308	9,045	10,160
(Gain) loss on the sale or disposal of property	(57)	(78)	(255)	52
Adjusted EBITDA from continuing operations	$12,883	$13,272	$35,731	$39,439
Net revenues	$59,433	$59,880	$168,337	$180,376
Adjusted EBITDA margin	21.7%	22.2%	21.2%	21.9%

Presque Isle Downs & Casino:
Income from continuing operations	$2,058	$6,462	$14,943	$13,729
Interest expense, net of interest income	1	6	7	21
Provision for income taxes	1,022	2,816	2,659	5,313
Other gaming assessment	5,758	800	5,758	800
Depreciation	3,864	3,685	11,419	10,778
Loss (gain) on the sale or disposal of property	41	—	43	(7)
Adjusted EBITDA from continuing operations	$12,744	$13,769	$34,829	$30,634
Net revenues	$54,739	$57,722	$153,643	$146,957
Adjusted EBITDA margin	23.3%	23.9%	22.7%	20.8%

Scioto Downs:
Loss from continuing operations	$(291)	$(218)	$(1,607)	$(1,133)
Interest expense	2	17	17	54
Benefit for income taxes	—	(124)	—	(438)
Depreciation	191	200	575	600
Gain on debt extinguishment	(59)	—	(59)	—
Adjusted EBITDA from continuing operations	$(157)	$(125)	$(1,074)	$(917)
Net revenues	$1,446	$1,525	$2,452	$2,678
Adjusted EBITDA margin	(10.9)%	(8.2)%	(43.8)%	(34.2)%

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
ADJUSTED EBITDA FROM CONTINUING OPERATIONS (continued):

Corporate:
Loss from continuing operations	$(53,267)	$(11,545)	$(84,645)	$(35,746)
Interest expense, net of interest income	16,202	13,602	42,879	40,507
Provision (benefit) for income taxes	426	(5,516)	436	(13,824)
Depreciation	12	13	37	33
Impairment loss	—	40	—	40
Loss on debt extinguishment	34,423	—	34,423	—
Adjusted EBITDA from continuing operations	$(2,204)	$(3,406)	$(6,870)	$(8,990)

Consolidated:
(Loss) Income from continuing operations	$(41,517)	$1,474	$(44,388)	$(2,173)
Interest expense, net of interest income	16,211	13,657	42,927	40,715
(Provision) benefit for income taxes	1,444	411	3,091	(832)
Other gaming assessment	5,758	800	5,758	800
Depreciation	7,022	7,206	21,076	21,571
(Gain) loss on the sale or disposal of property	(16)	(78)	(212)	45
Impairment loss	—	40	—	40
Loss on debt extinguishment	34,364	—	34,364	—
Adjusted EBITDA from continuing operations	$23,266	$23,510	$62,616	$60,166
Net revenues	$115,639	$119,147	$324,496	$330,128
Adjusted EBITDA margin	20.1%	19.7%	19.3%	18.2%

ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS:

Income (loss) from discontinued operations	$—	$24	$—	$(126)
Interest expense	—	—	—	3
Benefit (provision) for income taxes	—	12	—	(68)
Adjusted EBITDA from discontinued operations	$—	$36	$—	$(191)

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30	December 31
	2011	2010
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$64,709	$53,820
Restricted cash	987	1,143
Accounts receivable, net of allowance for doubtful accounts of $418 in 2011 and $386 in 2010	3,694	2,790
Amounts due from West Virginia Lottery Commission	1,406	—
Inventories	3,502	3,476
Deferred financing costs	1,663	4,106
Deferred income taxes	130	—
Prepaid expenses and other current assets	7,005	5,177
Total current assets	83,096	70,512

Property and equipment, net	299,923	314,484
Funds held for construction project	130,049	—
Goodwill	—	494
Other intangibles	85,577	85,529
Deferred financing costs, net of current portion	10,616	8,113
Deposits and other	1,908	1,984
Non-operating real property	11,986	12,215
Assets of discontinued operations	178	178
Total assets	$623,333	$493,509

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,066	$1,887
Accounts payable - gaming taxes and assessments	6,706	7,968
Accrued payroll and payroll taxes	3,913	3,861
Accrued interest	10,829	16,702
Accrued income taxes	3,619	546
Other accrued liabilities	10,627	9,052
Construction project and equipment liabilities	287	136
Deferred income taxes	—	64
Current portion of long-term debt and capital lease obligations	251	1,255
Liabilities of discontinued operations	216	217
Total current liabilities	38,514	41,688

Long-term debt and capital lease obligations, net of current portion	548,403	376,830
Other gaming assessments	5,242	—
Deferred income taxes	6,824	6,756
Total liabilities	598,983	425,274

Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	62,695	61,910
(Accumulated Deficit) retained earnings	(38,311)	6,359
Accumulated other comprehensive loss	(251)	(251)
Total stockholders’ equity of MTR Gaming Group, Inc.	24,133	68,018
Non-controlling interest of discontinued operations	217	217
Total stockholders’ equity	24,350	68,235
Total liabilities and stockholders’ equity	$623,333	$493,509